Exhibit 99.1

FOR IMMEDIATE RELEASE:

CONTACT:

Robert D. Garces

Alliance HealthCard, Inc.

Telephone number:         770-734-9255

Fax number:                     770-734-9253

Email address: bgarces@alliancehealthcard.com

Web site address: www.alliancehealthcard.com

ALLIANCE REPORTS RECORD YEAR END PROFITS (UN-AUDITED) FOR THE YEAR ENDED SEPTEMBER 30, 2004

ALANTA, GA, December 1, 2004 /Business Wire/ — Alliance HealthCard (OTCBB: ALHC) today reported its un-audited results for the year ended September 30, 2004.

For the year ended September 30, 2004, Alliance reported revenue of $3,947,344. Net income increased to $704,872, or $0.15 per share, compared to a loss of $1,005,809, or a loss of $0.23 per share for the year ended September 30,2003.

Cash totaled $457,848 as of September 30, 2004, which represents an increase of $208,017 since September 30, 2003. As of September 30, 2004, Alliance has no debt and full availability under its $650,000 bank line of credit.

Robert D. Garces, Chairman and Chief Executive Officer, commented on the results of operations: “Alliance’s record profitability is a result of new business development, a reduction of royalty expense associated with an existing contract, and savings generated by new provider networks. We are also very encouraged by the activity level in our sales pipeline,” Garces added.

ABOUT ALLIANCE HEALTHCARD

Alliance HealthCard, Inc. (OTC BB: ALHC) creates, markets, and distributes membership savings programs to predominantly underserved markets, where individuals have either limited or no health benefits. These programs allow members to obtain substantial discounts in over 16 areas of health care services, including physician visits, hospital stays, pharmacy, dental, vision, patient advocacy, and alternative medicine, among others. The company offers third-party organizations self-branded or private-label healthcare savings programs through its existing provider networks and systems. Founded in 1998 by health-care and finance experts to address the need for affordable health care nationwide, Alliance HealthCard now accesses a network of more than 600,000 healthcare professionals and serves over 800,000 individuals. Alliance HealthCard, Inc. is based in Norcross, Ga.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This press release contains forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team. While the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors that would cause actual results to differ materially from those contemplated within this press release include, but are not limited to, those associated with general business conditions; client concentration; dependence on network providers; the timely and efficient implementation of customer contracts; developments in health care reform and other regulatory issues and changes in laws and regulations in key states where the Company operates; future capital needs; control by directors and officers; and the loss of key management personnel. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.